                                                                     Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

In re:                                  (S)
                                        (S)
CONTOUR ENERGY CO.,                     (S) Case No. 02-37740-H4-11
CONTOUR ENERGY E&P, LLC,                (S) Case No. 02-37741-H4-11
KELLEY OPERATING COMPANY, LTD.,         (S) Case No. 02-37744-H4-11
CONCORDE GAS MARKETING, INC.,           (S) Case No. 02-37743-H4-11
CONCORDE GAS INTRASTATE, INC. AND       (S) Case No. 02-37742-H4-11
PETROFUNDS, INC.,                       (S) Case No. 02-37745-H4-11
                                        (S)
                                        (S) Jointly Administered Under Case
                                        (S)   No. 02-37740-H4-11
                                        (S)
Debtors.                                (S) (Chapter 11)


               FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
              UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED

     Contour Energy Co., Contour Energy E&P, LLC, Kelley Operating Company, Ltd., Concorde Gas Marketing, Inc., Concorde Gas Intrastate, Inc. and Petrofunds, Inc., as chapter 11 debtors and debtors in possession (collectively, the "Debtors") propose the following joint plan of reorganization under section 1121(a) of title 11 of the United States Code:

                                    ARTICLE I

                                   DEFINITIONS

     As used herein, the following terms have the respective meanings specified below:

     1.1 Ad Hoc Committee means the unofficial committee of certain holders of Subordinated Notes as described in the Disclosure Statement.

     1.2 Administrative Expense Claim means any expense or claim allowable in the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 1
reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code and any cure amount paid or payable by the Debtors in connection with the assumption of executory contracts or unexpired leases. In addition, Administrative Expense Claims shall include any and all amounts to be paid to Farallon Capital Management pursuant to the Final Agreed Order Authorizing Debtors to Use Cash Collateral dated August 8, 2002.

     1.3 Allowed means, with reference to any Claim or Equity Interest, (a) any Claim against the Debtors which has been listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim or Equity Interest allowed hereunder, (c) any Claim or Equity Interest which is not Disputed by the applicable deadline, (d) any Claim or Equity interest that is compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court or (e) any Claim or Equity Interest which, if Disputed, has been Allowed by Final Order; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" or "Allowed Equity Interests" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim" or "Allowed Claim" shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Petition Date.

     1.4 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

     1.5 Bankruptcy Court means the United States District Court for the Southern District of Texas, Houston Division, having subject matter jurisdiction over the Chapter 11 Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the Bankruptcy Court unit of such District Court under section 151 of title 28 of the United States Code.

     1.6 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and all Local Rules of the Bankruptcy Court applicable to the Chapter 11 Cases.

     1.7 Benefit Plans means all benefit plans, policies and programs, including all savings plans, retirement pension plans and medical benefit plans, sponsored by any of the Debtors.

     1.8 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or in Houston, Texas, are required or authorized to close by law or executive order.

     1.9 Cash means lawful currency of the United States of America.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 2

     1.10 Cash Collateral Order means the Final Agreed Order Authorizing Debtors to Use Cash Collateral, dated and entered by the Court on August 7, 2002, and providing for, among other things, the Debtors' use of cash collateral.

     1.11 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code, In re Contour Energy Co., et al., Chapter 11 Case Nos. 02-37740-H4-11 through 02-37745-H4-11 Jointly Administered, currently pending before the Bankruptcy Court.

     1.12 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

     1.13 Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

     1.14 Collateral means any property or interest in property of the estate of any Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not timely avoided under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

     1.15 Concorde Gas Marketing means Concorde Gas Marketing, Inc., a Delaware corporation.

     1.16 Concorde Gas Intrastate means Concorde Gas Intrastate, Inc., a Delaware corporation.

     1.17 Confirmation Date means the date on which the Clerk of the District Court enters the Confirmation Order on the Bankruptcy Court docket.

     1.18 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan as such hearing may be adjourned or continued from time to time.

     1.19 Confirmation Order means the order of the Bankruptcy Court confirming the Plan.

     1.20 Contour means Contour Energy Co., a Delaware corporation formerly known as "Kelley Oil & Gas Corporation."

     1.21 Contour Common Stock means the shares of the common stock, $.10 per value per share, of Contour authorized, issued and outstanding as of the Effective Date.

     1.22 Creditors' Committee means the statutory committee of unsecured claim holders appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

     1.23 Debtors means, collectively, Contour, Energy E&P, Kelley Operating Company, Concorde Gas Marketing, Concorde Gas Intrastate and Petrofunds.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 3

     1.24 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to Sections 1101(1), 1107(a) and 1108 of the Bankruptcy Code.

     1.25 Disclosure Statement means the Disclosure Statement relating to the Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

     1.26 Disputed means any Claim (including any Administrative Expense Claim) which is disputed under the Plan or as to which any Debtors or any other party-in-interest has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order; any Claim proof of which was required to be filed by order of the Bankruptcy Court, but as to which a proof of claim was not timely or properly filed; and any Claim the liquidation or disposition of which is pending before a court or tribunal of competent jurisdiction as of the Petition Date or which is otherwise disputed or contested, or becomes disputed or contested, by one or more of the Debtors or Reorganized Debtors or any other parties-in-interest.

     1.27 Distribution Record Date means the date on which the Clerk of the United States District Court for the Southern District of Texas enters the order approving the Disclosure Statement on the Bankruptcy Court docket.

     1.28 Effective Date means the first Business Day after the Confirmation Order is signed on which the conditions specified in Section 10.1 of the Plan have been satisfied or waived.

     1.29 Employee and Director Stock Option Plans means the stock option, stock grant, stock appreciation, unit performance, or other similar plans adopted prior to the Petition Date permitting Contour to grant options, warrants, units or rights to its employees and directors to acquire shares, or to benefit from appreciation in the value, of Contour Common Stock.

     1.30 Energy E&P means Contour Energy E&P, LLC, a Delaware limited liability company formerly known as Contour Energy E&P, Inc. and as Kelley Oil Corporation.

     1.31 Equity Interest means any share of common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to subscribe for or otherwise acquire any such interest.

     1.32 Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors and the Creditors' Committee,

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 4
or, if an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or petition for certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or motion for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Section 502(j) of the Bankruptcy Code, Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

     1.33 General Unsecured Claim means any Claim other than a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Senior Notes Claim, or Subordinated Notes Claim. General Unsecured Claims shall not include cure amounts paid or payable by the Debtors in connection with the assumption of executory contracts and unexpired leases.

     1.34 Indenture Trustees means, when referenced collectively, the Senior Notes Trustee and the Subordinated Notes Trustee.

     1.35 Indentures means, when referenced collectively, the Senior Notes Indenture and the Subordinated Notes Indenture.

     1.36 Kelley Operating Company means Kelley Operating Company, Ltd., a Texas limited partnership.

     1.37 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

     1.38 New Employee and Director Incentive Plan means the incentive plan to be adopted pursuant to the Plan and to be effective as of the Effective Date permitting the Debtors to grant to their employees and directors grants, options and other rights to acquire shares of Reorganized Contour Common Stock representing up to 10% of all issued and outstanding shares of Reorganized Contour Common Stock on a fully-diluted basis. The New Employee and Director Incentive Plan will be substantially in the form contained in the Plan Supplement.

     1.39 New Note Purchasers means Persons who, on the Effective Date, are accredited investors (as defined in Rule 501 promulgated pursuant to the Securities Act) and are ready, willing and able to purchase the New Senior Notes.

     1.40 New Senior Notes means the $50 million principal amount of notes to be issued by Contour Energy Co. on the Effective Date and to be guaranteed by each of the other Debtors. The New Senior Notes will be substantially in the form contained in the Plan Supplement.

     1.41 New Senior Notes Indenture means the Indenture or other agreements pursuant to which the New Senior Notes are to be issued which will be substantially in the form contained in the Plan Supplement.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 5

     1.42 New Senior Notes Trustee means the trustee for the holders of the New Senior Notes identified in the new Senior Notes Indenture.

     1.43 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

     1.44 Other Secured Claim means any Secured Claim, including the Secured Claim of any royalty interest owner secured by a Lien under applicable state law, other than the Senior Notes Claims.

     1.45 Person means an individual, corporation, limited liability company, partnership, business trust, joint stock company, trust, incorporated association, joint venture, government or any subdivision, agency or department thereof and any other entity of any type whatsoever.

     1.46 Petition Date means July 15, 2002, the date on which the Debtors filed their voluntary petitions for reorganization.

     1.47 Petrofunds means Petrofunds, Inc., a Delaware corporation.

     1.48 Plan means this chapter 11 plan, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

     1.49 Plan Documents means the agreements, documents and instruments entered into on or as of the Effective Date as contemplated by, and in furtherance of, the Plan.

     1.50 Plan Supplement means the forms of the documents specified in Section
13.10 of the Plan.

     1.51 Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

     1.52 Pro Rata Share means a proportionate share, so that the ratio of the consideration to be distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration to be distributed on account of all Allowed Claims or Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests in such Class.

     1.53 Professional Compensation and Reimbursement Claim means any Claim for compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 6

     1.54 Registration Rights Agreement means the registration rights agreement relating to the Reorganized Contour Common Stock, New Senior Notes and the Subsidiary Guarantees distributed pursuant to the Plan, to be entered into as of the Effective Date by the Reorganized Debtors for the benefit of certain holders of Subordinated Notes. The Registration Rights Agreement shall be substantially in the same form contained in the Plan Supplement.

     1.55 Reorganized Concorde Gas Intrastate means Concorde Gas Intrastate, or any successor thereof by merger, consolidation or otherwise, on and after the Effective Date.

     1.56 Reorganized Concorde Gas Marketing means Concorde Gas Marketing, or any successor thereof by merger, consolidation or otherwise, on and after the Effective Date.

     1.57 Reorganized Contour means Contour, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

     1.58 Reorganized Contour Bylaws means the amended and restated bylaws of Reorganized Contour which will be substantially in the form contained in the Plan Supplement.

     1.59 Reorganized Contour Certificate of Incorporation means the restated Certificate of Incorporation of Reorganized Contour which will be substantially in the form contained in the Plan Supplement.

     1.60 Reorganized Contour Common Stock means the authorized issued and outstanding shares of common stock of Reorganized Contour upon the Effective Date and thereafter. As of the Effective Date, there will be 20,000,000 shares of Reorganized Contour Common Stock authorized of which 15,500,000, without accounting for rounding down of fractional shares as provided in Section 7.7, will be issued pursuant to the Plan.

     1.61 Reorganized Debtors means Reorganized Contour, Reorganized Energy E&P, Reorganized Kelley Operating Company, Reorganized Concorde Gas Marketing, Reorganized Concorde Gas Intrastate and Reorganized Petrofunds.

     1.62 Reorganized Debtors' Bylaws means the bylaws of the Reorganized Debtors which will be in the form of the Debtors' bylaws or other similar documents, as amended and in existence on the date the Plan is filed, unless otherwise indicated in the Plan Supplement.

     1.63 Reorganized Debtors' Certificates of Incorporation means the restated certificates of incorporation, articles of incorporation or other organizational documents of Reorganized Debtors which will be in the form of the Debtors' certificates of incorporation, articles of incorporation or other organizational documents, as amended and in existence on the date the Plan is filed, unless otherwise indicated in the Plan Supplement.

     1.64 Reorganized Energy E&P means Energy E&P, or any successor thereof by merger, consolidation or otherwise, on and after the Effective Date.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 7

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     1.65 Reorganized Kelley Operating Company means Kelley Operating Company, or any successor thereof by merger, consolidation or otherwise, on and after the Effective Date.

     1.66 Reorganized Petrofunds means Petrofunds or any successor thereof by merger, consolidation or otherwise, on and after the Effective Date.

     1.67 Revolving Credit Facility means the revolving credit facility in the amount of $50 million to be made available by the Revolving Credit Lender on and after the Effective Date. The documents evidencing the Revolving Credit Facility will be substantially in the form set forth in the Plan Supplement.

     1.68 Revolving Credit Lender means one or more oil and gas lenders to be designated by the Debtors not less than five days prior to the Confirmation Date.

     1.69 Secured Claim means any Claim that is secured by a Lien against Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, if such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

     1.70 Securities Act means the Securities Act of 1933, as amended.

     1.71 Senior Notes means the 14% Senior Secured Notes due 2003 issued by Contour and guaranteed by Energy E&P, Kelley Operating Company and Concorde Gas Marketing pursuant to the Senior Notes Indenture.

     1.72 Senior Notes Indenture means the Indenture dated April 15, 1999, as amended to date, among Contour, as issuer, Energy E&P, Kelley Operating Company and Concorde Gas Marketing, as subsidiary guarantors, and the Senior Notes Trustee.

     1.73 Senior Notes Trustee means Wells Fargo Bank Minnesota, National Association, in its capacity as successor trustee under the Senior Notes Indenture.

     1.74 Subordinated Notes means the 10 3/8% Senior Subordinated Notes due 2006 issued by Contour and guaranteed by Energy E&P and Kelley Operating Company pursuant to the Subordinated Notes Indentures.

     1.75 Subordinated Notes Indentures means the Indenture dated October 15, 1996, and the Indenture dated May 29, 1998, each among Contour, as issuer, Energy E&P and Kelley Operating Company, as subsidiary guarantor, and the Subordinated Notes Trustee.

     1.76 Subordinated Notes Trustee means Bank of New York, in its capacity as trustee under the Subordinated Notes Indenture.

     1.77 Subsidiaries means, collectively, Energy E&P, Kelley Operating Company, Concorde Gas Marketing, Concorde Gas Intrastate and Petrofunds.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 8

     1.78 Unsecured Claims Cap means the amount of (i) $1,750,000 plus (ii) to the extent such claims are General Unsecured Claims, the amount of current or suspended royalties owed to royalty interest owners, amounts due to third parties with respect to joint interest billings, and license and membership fees payable to any state or federal organizations or industry groups.

      Interpretation; Application of Definitions and Rules of Construction.

     Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective
Section in, Article of, Schedule to, or Exhibit to, the Plan. If any description of a security or policy of any of the Debtors in the Plan is inconsistent with the documents governing such security or policy, the description of the governing documents is controlling. The rules of construction contained in section 102 of the Bankruptcy Code apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

                                   ARTICLE II

                           TREATMENT OF ADMINISTRATIVE
                         EXPENSE CLAIMS AND PRIORITY TAX
                          CLAIMS UNDER BANKRUPTCY CODE
                   SECTIONS 507(a)(1), 507(a)(2) and 507(a)(8)

     2.1 Administrative Expense Claims.

     Except to the extent any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

     2.2 Professional Compensation and Reimbursement Claims.

     All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 9
under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy
Code shall (a) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is 45 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim by final order, or as soon thereafter as is practicable, or (ii) upon such other terms as may be mutually agreed upon between such holder of a Professional Compensation and Reimbursement Claim and the Reorganized Debtors.

     2.3 Priority Tax Claims.

     Except to the extent a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to the federal judgment rate, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                                  ARTICLE III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

     Claims against and Equity Interests in the Debtors are divided into the following Classes:

          Class 1--Other Priority Claims

          Class 2--Senior Notes Claims

          Class 3--Other Secured Claims

          Class 4--Subordinated Notes Claims

          Class 5--General Unsecured Claims

          Class 6--Contour Common Stock Equity Interests

          Class 7--Employee and Director Stock Option Plans Equity Interests

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 10

                                   ARTICLE IV

                           PROVISIONS FOR TREATMENT OF
                           CLAIMS AND EQUITY INTERESTS

     4.1 Other Priority Claims (Class 1).

     Except to the extent a holder of an Allowed Other Priority Claim agrees to a different treatment of such Allowed Other Priority Claim, each Allowed Other Priority Claim shall be paid in full on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable. All Allowed Other Priority Claims not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

          Class 1 is not impaired under the Plan.

     4.2 Senior Notes Claims (Class 2).

     Senior Notes Claims are Claims arising from the Debtors' obligations under the Senior Notes and the Senior Notes Indenture. The Senior Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate principal amount of $100,000,000, plus a premium of 5% of such principal amount, plus interest at the non-default rate accrued to the Effective Date, and unpaid reasonable fees and other charges incurred pursuant to the Senior Notes Indenture and the Cash Collateral Orders (defined below), minus any payments made with respect to the Senior Notes or the Senior Notes Indenture pursuant to the Cash Collateral Orders. "Cash Collateral Orders" means, collectively, (i) the Interim Agreed Order Authorizing Debtors to use Cash Collateral, dated July 15, 2002, and (ii) the Cash Collateral Order and any and all extensions thereof.

     The Allowed Senior Notes Claims will be paid in full in Cash on the Effective Date.

          Class 2 is impaired under the Plan.

     On the Effective Date, Senior Notes held in book-entry form through the facilities of the Depository Trust Company ("DTC") or other applicable security depository or clearing system, as the case may be, holding such Senior Notes on behalf of its participants shall automatically be deemed cancelled, and all participants' positions in such Senior Notes shall be closed out without the need for further action to effectuate such cancellation by any participant, nominee or benefit holder.

     As of the close of business on the Effective Date, the transfer register for the Senior Notes, maintained by the Debtors, or their respective agent, will be closed. The Senior Notes Trustee will have no obligation to recognize the transfer of any Senior Note occurring after the Effective Date and will be entitled for all purposes relating to this Plan

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 11
to recognize and deal only with those holders of record as of the close of business on the Effective Date.

     The Senior Notes Indenture shall terminate as of the Effective Date except as necessary to administer the rights, claims, and interests of the Senior Notes Trustee, and except that the Senior Notes Indenture shall continue in effect to the extent necessary to allow the Senior Notes Trustee to receive distributions under the Plan and to redistribute them under the Senior Notes Indenture. The Senior Notes Trustee shall be relieved of all further duties and responsibilities related to the Senior Notes Indenture, except with respect to the payments required to be made to the Senior Notes Trustee under the Plan or with respect to such other rights of the Senior Notes Trustee that, pursuant to the Senior Notes Indenture, survive the termination of the Senior Notes Indenture. As soon as practicable after the Effective Date, in partial consideration for the release by the Senior Notes Trustee of its liens on distributions to the holders of Senior Notes, the Debtors will pay the reasonable and properly documented pre- and post-petition fees that remain unpaid as of the Effective Date of the Senior Notes Trustee, for services rendered during the period up to and including the Effective Date, including the reasonable compensation and expenses and disbursements of the agents and legal counsel of the Senior Notes Trustee in connection with the performance of their duties under the Senior Notes Indenture and the Plan. It shall not be necessary for the Senior Notes Trustee to make application to the Bankruptcy Court for such payment. Termination of the Senior Notes Indenture shall not impair the rights of the Senior Notes Trustee to enforce its charging lien, created in law or pursuant to the Senior Notes Indenture, against property that would otherwise be distributed to holders of the Senior Notes.

     4.3 Other Secured Claims (Class 3).

     On the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, with respect to each Allowed Other Secured Claim, (i) the legal, equitable, and contractual rights to which such Other Secured Claim entitles the holder of such Other Secured Claim shall be left unaltered, or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Allowed Other Secured Claim to demand or receive accelerated payment of such Allowed Other Secured Claim after the occurrence of a default: (a) any such default that occurred before or after the commencement of the Chapter 11 Cases, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, shall be cured, (b) the maturity of such Allowed Other Secured Claim shall be reinstated as such maturity existed before such default; (c) the holder of such Allowed Other Secured Claim shall be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) the legal, equitable, or contractual rights to which such Allowed Other Secured Claim entitles the holder of such Allowed Other Secured Claim shall not otherwise be altered.

          Class 3 is not impaired under the Plan.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 12

     4.4 Subordinated Notes Claims (Class 4).

     Subordinated Notes Claims are Claims arising from the Debtors' obligations under the Subordinated Notes and the Subordinated Notes Indentures. The Subordinated Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $155,000,000 plus accrued interest from October 15, 2001, to the Petition Date.

     Each holder of a Subordinated Note will receive 100 shares of Reorganized Contour Common Stock for every $1000 in principal amount of such Subordinated Note. The Reorganized Contour Common Stock issued to the holders of the Subordinated Notes Claims will constitute 100% of the issued and outstanding shares of Reorganized Contour Common Stock as of the Effective Date (subject to dilution by shares of the Reorganized Contour Common Stock to be issued pursuant to the New Employee and Director Incentive Plan.)

          Class 4 is impaired under the Plan.

     4.5 General Unsecured Claims (Class 5).

     On the later of the Effective Date and the date such General Unsecured Claim becomes an Allowed General Unsecured Claim, or as soon thereafter as is practicable, Allowed General Unsecured Claims shall be paid in full in Cash by the Reorganized Debtor or Reorganized Debtors obligated on such Claim; provided, however, that the aggregate amount of the Allowed General Unsecured Claims is not greater than the Unsecured Claims Cap. In the event Allowed General Unsecured Claims exceed the Unsecured Claims Cap, the holder of each Allowed General Unsecured Claim will receive its Pro Rata Share of the Unsecured Claims Cap.

          Class 5 is impaired under the Plan.

     4.6 Contour Common Stock Equity Interests (Class 6).

     Contour Common Stock Equity Interests are interests in Contour represented by any one of the approximately 17,311,710 issued and outstanding shares of Contour Common Stock. Each share of Contour Common Stock constitutes an Allowed Contour Common Stock Equity Interest. On the Effective Date, all Contour Common Stock Equity Interests shall be cancelled. Each Person who is a holder of Contour Common Stock Equity Interests on the Distribution Record Date will receive on the Effective Date, or as soon thereafter as is practicable, its Pro Rata Share of the lesser of (i) $750,000 or (ii) the amount, if any, by which the Unsecured Claims Cap exceeds the aggregate amount of Allowed General Unsecured Claims. Notwithstanding the foregoing, no distribution will be made to holders of Contour Common Stock Equity Interests until the aggregate amount of all such Allowed General Unsecured Claims has been determined or it has been determined that the aggregate amount of all such Allowed General Unsecured Claims does not exceed $1,000,000.

          Class 6 is impaired under the Plan.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 13

     4.7 Employee and Director Stock Option Plans Equity Interests (Class 7).

     On the Effective Date, the Employee and Director Stock Option Plans Equity Interests and each issued and unexercised option, unit or right issued under the Employee and Director Stock Option Plans shall be cancelled, and each holder of Employee and Director Stock Option Plans Equity Interests shall not receive or retain any property, interest in property or interest in Contour Common Stock or Reorganized Contour Common Stock on account of such issued and unexercised options, units or rights or on account of any rejection damages as a result of such cancellation.

          Class 7 is impaired under the Plan.

                                   ARTICLE V

                     IDENTIFICATION OF CLASSES OF CLAIMS AND
                   INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION
                         OF THIS PLAN OF REORGANIZATION

     5.1 Holders of Claims and Equity Interests Entitled to Vote.

     Each of Class 1 (Other Priority Claims) and Class 3 (Other Secured Claims) is not impaired by the Plan. Holders of Claims in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

     Each of Class 2 (Senior Notes Claims), Class 4 (Subordinated Notes Claims), Class 5 (General Unsecured Claims) and Class 6 (Contour Common Stock Equity Interests) is impaired by the Plan, and the holders of Claims in Classes 2, 4 and 5 and Equity Interests in Class 6 are entitled to vote to accept or reject the Plan.

     Class 7 (Employee and Director Stock Option Plans Equity Interests) is impaired by the Plan, and the holders of Equity Interests in such Class will not receive any distribution or retain any property on account of such Equity Interests. Accordingly, holders of Equity Interests in Class 7 are deemed to reject the Plan and are not entitled to vote on the Plan.

                                   ARTICLE VI

                             MEANS OF IMPLEMENTATION

     6.1 Issuance of New Securities.

     (a) Reorganized Contour Common Stock. The Reorganized Contour Common Stock to be issued to the holders of Allowed Claims in Class 4 shall be authorized upon confirmation of the Plan under the Reorganized Contour Certificate of Incorporation and the Reorganized Contour Bylaws. Shares of the Reorganized Contour Common Stock will, upon issuance as provided in the Plan, be duly issued, fully paid and non-assessable.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 14

     Certificates evidencing shares of Reorganized Contour Common Stock received by holders of ten percent or more of the outstanding Reorganized Contour Common Stock calculated on a fully diluted basis or by holders that do not certify that they are not underwriters within the meaning of section 1145 of the Bankruptcy Code, will bear a legend substantially in the form below:

     THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS CONTOUR ENERGY CO. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

     Any entity that would receive legended securities as provided above may instead receive certificates evidencing Reorganized Contour Common Stock without such legend if, prior to the Effective Date, such entity delivers to Reorganized Contour (i) an opinion of counsel reasonably satisfactory to Reorganized Contour to the effect that shares of Reorganized Contour Common Stock to be received by such entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act of 1933, as amended (the "Securities Act") and (ii) a certification that it is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

     Any holder of a certificate evidencing shares of Reorganized Contour Common Stock bearing such legend may present such certificate to the transfer agent for such shares for exchange for one or more certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such shares are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to Reorganized Contour an opinion of counsel reasonably satisfactory to Reorganized Contour to the effect that such shares are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee will not bear such legend, unless otherwise specified in such opinion.

     (b) New Senior Notes. The New Senior Notes shall be issued by Reorganized Contour on substantially the terms set forth in the Plan Supplement.

     (c) Exemption from Registration under the Securities Act. The issuance, execution and delivery of the Reorganized Contour Common Stock, the Revolving Credit Facility, the New Senior Notes, any guarantees thereof and any other documents, agreements or instruments

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 15
contemplated thereby by the Reorganized Debtors is hereby authorized without further act or action under applicable law, regulation, order or rule. The Confirmation Order shall provide that the issuance of (i) up to 15,500,000 shares of Reorganized Contour Common Stock pursuant to this Plan shall be exempt from the registration requirements of the Securities Act in accordance with, and to the extent provided in, section 1145 of the Bankruptcy Code and (ii) the New Senior Notes pursuant to the Plan will be exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof as a transaction by an issuer not involving a public offering or as an offering in accordance with Rule 144A promulgated under the Securities Act.

     6.2 Registration Rights Agreement.

     On the Effective Date, the Reorganized Debtors shall enter into a registration rights agreement in substantially the form contained in the Plan Supplement with respect to the registration under the Securities Act of the offer and sale of Reorganized Contour Common Stock, New Senior Notes and the guarantees thereof by certain holders of Subordinated Notes.

     6.3 Cancellation of Existing Securities and Agreements.

     On the Effective Date, without need for further corporate action, the Contour Common Stock and the Employee and Director Stock Option Plans, and the options and rights issued and unexercised thereunder, shall be cancelled and will have no further force or effect. In addition, the Senior Notes, the Subordinated Notes, the Senior Notes Indenture, and the Subordinated Notes Indentures, except for purposes of effectuating the distributions under the Plan, and all mortgages, deeds of trust, security agreements, pledges or other documents securing the obligations of any or all of the Debtors with respect to the Senior Notes and the Senior Notes Indenture, will be cancelled on the Effective Date and will have no further force or effect; provided, however, that the rights of the Senior Notes Trustee set forth in Section 7.07 of the Senior Notes Indenture and of the Subordinated Notes Trustee set forth in Section 7.07 of the Subordinated Notes Indentures shall not be terminated until such time as the Senior Notes Trustee or the Subordinated Notes Trustee, as the case may be, shall have no further obligations under either the Senior Notes Indenture or the Subordinated Notes Indentures, as the case may be, or the Plan and shall have been paid in full for all of its reasonable fees and expenses, including those of its counsel; provided, further, that to the extent required by the Revolving Credit Lender, the liens of any mortgage, deed of trust, security agreement, pledge or other document may be preserved for the sole and exclusive benefit of the Revolving Credit Lender. The Senior Notes Trustee shall sign such releases, termination statements and other documents as any of the Debtors may reasonably request to further evidence the termination or transfer of any and all liens and security interests held by the Senior Notes Trustee pursuant to the Senior Notes Indenture or to secure any obligation thereunder. On and after the Effective Date, the Senior Notes Trustee or the Subordinated Notes Trustee, as the case may be, shall have no further obligations to the Debtors or the holders of any of the Senior Notes or the Subordinated Notes, as the case may be, except those expressly set forth in the Plan.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 16

     6.4 Effectiveness of Securities, Instruments and Agreements.

     On the Effective Date, all documents set forth in the Plan Supplement and all other agreements entered into or documents issued pursuant to the Plan, including, without limitation, the New Senior Notes, the New Senior Notes Indenture, the Revolving Credit Facility, Guarantees thereof, the Registration Rights Agreement, and the Reorganized Contour Common Stock, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

     6.5 Corporate Action.

     (a) Board of Directors of Reorganized Debtors. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their respective Boards of Directors, subject to, and in accordance with, the Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' Bylaws.

          (i) The initial Board of Directors of Reorganized Contour shall consist of three members, two of whom shall be appointed by the Creditor's Committee, the names of which persons shall be disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the Bankruptcy Court. The third member shall be Kenneth R. Sanders. Each of the members of the new Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Contour or their earlier resignation or removal in accordance with the Reorganized Contour Certificate of Incorporation or the Reorganized Contour Bylaws, as the same may be amended from time to time.

          (ii) The initial Board of Directors of each of the Reorganized Subsidiaries shall be selected by the Board of Directors of Reorganized Contour and shall consist of officers or employees of Reorganized Contour whose names shall be disclosed prior to the date of the Confirmation Hearing. Each of the members of each such initial Board of Directors shall serve until the first meeting of stockholders of the respective Reorganized Subsidiary or their earlier resignation or removal in accordance with the certificate of incorporation or bylaws of such Reorganized Subsidiary.

     (b) Officers of Reorganized Debtors. The initial officers of the Reorganized Debtors are or shall be disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the Bankruptcy Court. The selection of officers of Reorganized Debtors after the Effective Date shall be as provided in their respective certificates of incorporation and bylaws.

     (c) Amendment and Restatement of Charter Documents. The Reorganized Contour Bylaws, the Reorganized Contour Certificate of Incorporation, and the bylaws and certificates of incorporation of each of the Reorganized Subsidiaries shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 17
certificates of incorporation and bylaws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

     (d) Corporate Approvals. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation, the authorization to issue or cause to be issued the Reorganized Contour Common Stock, New Senior Notes, guarantees thereof and documents relating thereto, the execution of the Revolving Credit Facility and guarantees thereof and the making of loans pursuant thereto, the effectiveness of the Reorganized Contour Certificate of Incorporation, the Reorganized Contour Bylaws and the amended certificates of incorporation of the Reorganized Subsidiaries, and the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, shall be deemed to have occurred and shall be in effect from and after the Effective Date without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

     6.6 Approval of Plan Documents.

     The solicitation of votes on the Plan shall be deemed a solicitation for the approval of the Plan Documents and all transactions contemplated by the Plan. Entry of the Conformation Order shall constitute approval of the Plan Documents and such transactions.

     6.7 Financings.

     Prior to the Confirmation Date, or as soon thereafter as practicable, the Debtors shall enter into credit agreements and other documentations as required by the Revolving Credit Lender to evidence the Revolving Credit Facility and shall obtain commitments from one or more New Note Purchasers to acquire the New Senior Notes. On the Effective Date, Reorganized Contour shall issue the New Senior Notes to the New Note Purchasers, and the Debtors shall borrow a sufficient amount pursuant to the Revolving Credit Facility to permit the Debtors (taking into account the Debtors' other funds on hand) to pay all amounts to be paid pursuant to the Plan on such date.

     6.8 Confirmation Under Section 1129(b) of the Bankruptcy Code.

     If any impaired Class rejects the Plan, including those deemed to reject the Plan, the Debtors may request confirmation of the Plan pursuant to Bankruptcy Code section 1129(b).

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 18

                                  ARTICLE VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

     7.1 Date of Distributions.

     Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the first Business Day after the Effective Date or as soon as is practicable thereafter and deemed made on the first Business Day after the Effective Date. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     7.2 Distribution Record Date for Holders of Contour Common Stock, Senior Notes Claims and Subordinated Notes Claims.

     The Distribution Record Date shall be the date for determining the holders of Allowed Contour Common Stock Equity Interests, Allowed Senior Notes Claims and Allowed Subordinated Notes Claims entitled to receive the distributions provided under the Plan. As of the close of business on the Distribution Record Date, the Reorganized Debtors and the Indenture Trustees or agents shall have no obligations to recognize any transfer of Contour Common Stock, Senior Notes or Subordinated Notes occurring after the Distribution Record Date for purposes of distributions under the Plan. The Reorganized Debtors and the Indenture Trustees or their agents shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the transfer agents, the Indenture Trustees or agents for the Contour Common Stock, Senior Notes and Subordinated Notes as of the close of business on the Distribution Record Date.

     7.3 Surrender of Instruments.

     As a condition to receiving any distribution under the Plan, each holder of record of Senior Notes or Subordinated Notes must surrender such Senior Notes or Subordinated Notes to the Reorganized Debtors or their designee. Any holder of record of Senior Notes or Subordinated Notes who fails to (a) surrender such Senior Notes or Subordinated Notes, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors and furnish a bond in form, substance, and amount reasonably satisfactory to the Reorganized Debtors before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan.

     7.4 Compensation of Professionals and the Indenture Trustees' Fees.

     Each person retained or requesting compensation in the Chapter 11 Cases pursuant to section 330 or 503(b) of the Bankruptcy Code shall file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 19

Bankruptcy Court. Objections to any application made under this section shall be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order, such other order or the local rules of the Bankruptcy Court. The Indenture Trustees and their respective counsel shall be entitled to payment directly from the Reorganized Debtors, on the Effective Date, for all reasonable fees and expenses incurred in connection with their respective Indentures and the Chapter 11 Cases. These amounts will be paid directly to the Indenture Trustees and their respective counsel on the Effective Date without application to or further order of the Bankruptcy Court, provided, however, that any disputes regarding the reasonableness of such fees and expenses shall be submitted to the Bankruptcy Court for resolution. Upon payment of the fees and expenses of the Indenture Trustees, the Indenture Trustees will be deemed to have released their liens securing payment of their fees and expenses for all fees and expenses payable through the Effective Date.

     7.5 Delivery of Distributions.

     Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, unless the Debtors or the Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. If any distribution to any holder is returned as undeliverable, the Debtors or Reorganized Debtors, as applicable, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Debtors or Reorganized Debtors, as applicable, have determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

     At the option of the Debtors, distributions to holders of Allowed Senior Notes Claims, Allowed Subordinated Notes Claims and to holders of Allowed Contour Common Stock Equity Interests shall be made by a distribution agent or the Debtors. To the extent permitted by the Senior Notes Trustee or the Subordinated Notes Trustee, any such distributions to the holders of Allowed Senior Notes Claims or Allowed Subordinated Notes Claims may be made directly to the Senior Notes Trustee or the Subordinated Notes Trustee, as appropriate. If requested by the Senior Notes Trustee or the Subordinated Notes Trustee, distributions on account of Allowed Senior Notes Claims or Allowed Subordinated Notes Claims shall be made to the record holders of the Senior Notes or Subordinated Notes as applicable.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 20

     7.6 Manner of Payment Under the Plan.

     At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

     7.7 Fractional Shares.

     No fractional shares of securities or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares will be rounded down to the next whole number and any shares not issued because of such rounding shall be authorized but unissued shares.

     7.8 Setoffs and Recoupment.

     The Debtors or Reorganized Debtors may, but shall not be required to, set off against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim it may have against such claimant.

     7.9 Distributions After Effective Date.

     Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

     7.10 Unclaimed Distributions.

     Any distributions under the Plan that are unclaimed for one year after the Effective Date shall revert to the Reorganized Debtors, and the claim of any holder of any Claim to such distributions shall be extinguished and forever barred.

     7.11 Exculpation.

     The Debtors, the Reorganized Debtors, the Creditors' Committee and each of the members of the Creditors' Committee shall have no liability to any holder of any Claim or Equity Interest for any act or omission (including negligent acts and omissions) in connection with, related to, or arising out of the Chapter 11 Cases, the Plan, the Disclosure Statement, the pursuit of confirmation of the Plan, the consummation or administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 21

     7.12 Allocation Relating to Subordinated Notes.

     All distributions to holders of Allowed Subordinated Notes Claims shall be allocated first to the portion of each of such Claims representing the principal amount and then to the remainder of such Claim.

     7.13 Retention of Causes of Action.

     The Reorganized Debtors do not release or abandon any of their causes of action except as expressly set forth in the Plan.

                                  ARTICLE VIII

                        PROCEDURES FOR TREATING DISPUTED
                       CLAIMS UNDER PLAN OF REORGANIZATION

     8.1 Objections to Claims.

     Except insofar as a proof of claim filed in respect of a Claim is Allowed under the Plan, the Reorganized Debtors will be entitled to object to such proof of claim. Any objections to a proof of claim shall be served and filed on or before the latest of (a) ninety (90) days after the Effective Date, (b) forty-five (45) days after the proof of claim is filed with the Bankruptcy Court, and (c) such date as may be fixed by the Bankruptcy Court.

     8.2 No Distributions Pending Allowance.

     Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

     8.3 Distributions After Allowance.

     If a Disputed Claim ultimately becomes an Allowed Claim, a distribution will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as is practicable after the date on which a Disputed Claim becomes an Allowed Claim, the Reorganized Debtor or Reorganized Debtors obligated on such Claim will provide to the holder of such Claim the distribution to which such holder is entitled under the Plan.

                                   ARTICLE IX

                         PROVISIONS GOVERNING EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

     On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be assumed other than those executory contracts and unexpired leases that the Debtors shall have

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 22
previously rejected or shall list on a schedule filed with the Bankruptcy Court prior to the commencement of the Confirmation Hearing. Entry of the Confirmation Order shall constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of such assumptions pursuant to the Plan. Any dispute with respect to the amount of any cure payments to be made with respect to any executory contract assumed by the Debtors will be determined by the Bankruptcy Court, after notice and a hearing.

                                   ARTICLE X

                     CONDITIONS PRECEDENT TO EFFECTIVE DATE

     10.1 Conditions Precedent to Effective Date of Plan.

     The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

     (a) Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Debtors and the Creditors' Committee, authorizing and directing that the Debtors and the Reorganized Debtors take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents credited in connection with the Plan, there shall not be a stay or injunction in effect with respect thereto and the Confirmation Order shall have become a Final Order.

     (b) Plan Documents. All Plan Documents shall be in a form satisfactory to the Debtors and the Creditors' Committee and shall have been executed by all applicable parties thereto.

     (c) Revolving Credit Facility. The Revolving Credit Facility shall have been entered into by all parties thereto and all conditions to the initial draw thereunder shall have been satisfied in accordance with the terms thereof.

     (d) Regulatory Approvals. All authorizations, consents, and regulatory approvals required (if any) in connection with the effectiveness of the Plan shall have been obtained.

     (e) Issuance of New Securities. The Reorganized Contour Common Stock and New Senior Notes shall have been issued.

     10.2 Waiver of Conditions Precedent.

     Each of the conditions in Section 10.1 hereof may be waived, in whole or in part, at the discretion of the Debtors and the Creditors' Committee.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 23

     10.3 Failure to Satisfy Conditions.

     If each condition to the Effective Date has not been satisfied or duly waived within 60 days after the Confirmation Date, then (unless the period for satisfaction or waiver of conditions has been extended at the option of the Debtors for a period not exceeding 60 days (or for a period exceeding 60 days with the consent of the Creditors' Committee)) upon motion by any party in interest, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Clerk of the Bankruptcy Court enters a Final Order granting such motion. If the Confirmation Order is vacated pursuant to this Section 11.3, the Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims pursuant to
Section 1141 of the Bankruptcy Code and the assumptions or rejections of executory contracts and unexpired leases provided for herein, and nothing contained herein shall (1) constitute a waiver or release of any claims by, or Claims against, the Debtors or (2) prejudice in any manner the rights of the Debtor.

                                   ARTICLE XI

                             EFFECT OF CONFIRMATION

     11.1 Vesting of Assets.

     On the Effective Date, the Debtors, their properties, interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtors shall vest in the Reorganized Debtors. From and after the Effective Date the Reorganized Debtors may operate their businesses and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

     11.2 Binding Effect.

     Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Effective Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

     11.3 Discharge of Debtors.

     Except as otherwise provided herein, pursuant to Bankruptcy Code section 1141(d)(1), on the Effective Date all Claims against and Equity Interests in any of the Debtors will be discharged and released. Except as otherwise provided herein, on the Effective Date, as to every discharged debt, Claim, or Equity Interest, all persons, entities, and governmental units

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(including, without limitation, any creditor or holder of a Claim or Equity
Interest) shall be precluded from asserting against the Debtors or the Reorganized Debtors, or against the Debtors' or the Reorganized Debtors' assets or properties, all such debts, Claims, or Equity Interests and any other or further Claim based upon any document, instrument, or act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

     11.4 Injunctions or Stays.

     Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under Section 105 or Section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     11.5 Indemnification Obligations.

     Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse, or limit the liability of their directors, officers, or employees against any claims or causes of action as provided in the Debtors' certificates of incorporation, bylaws, or applicable state or federal law, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before or after the Petition Date. The Debtors' indemnification obligations are limited to those authorized or permitted under state or federal law as the same is now or may become applicable at the time any claim for indemnification is made. For a period of not less than four years after the Effective Date, the Reorganized Debtors will maintain officers and directors liability insurance in amounts equivalent to the Debtors' existing such insurance issued by financially sound and reputable insurance carriers which will cover claims made against directors and officers of the Debtors for acts and omissions which occurred on or before the Effective Date, such insurance to cover such matters as the Debtors' existing officers and directors insurance covers. The obligations set forth in this Section 11.5 shall be obligations of any successors or assigns of the Debtors or Reorganized Debtors, and in the event the Reorganized Debtors sell all or substantially all their assets to any Person (other than another Reorganized Debtors) the Reorganized Debtors shall cause such Person to specifically assume in writing the obligations contained in this Section 11.5.

     11.6 Limited Release.

     On the Effective Date, the Debtors hereby release any and all claims that they may possess against (i) the officers and directors of the Debtors holding office at any time prior to the Effective Date, (ii) each holder of Contour Common Stock Equity Interests, the Indenture Trustees, (iii) the Ad Hoc Committee, (iv) the Creditors' Committee and (v) each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) for any act or omission (including negligent acts or omissions) occurring up to the Effective Date, including acts or omissions in connection with, or arising out of, the Disclosure Statement,

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
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the Plan, the solicitation of votes for and the pursuit of confirmation of the
Plan, the consummation of the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                                  ARTICLE XII

                            RETENTION OF JURISDICTION

     The Bankruptcy Court has exclusive jurisdiction over the Chapter 11 Cases and exclusive or concurrent jurisdiction over all matters arising under the Bankruptcy Code, arising out of, or related to, these Chapter 11 Cases and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes, and retains exclusive or concurrent jurisdiction where either exists:

     (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

     (b) To determine any and all adversary proceedings, applications and contested matters.

     (c) To ensure distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein.

     (d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim, including, without limitation, any objections to the classification of any Claim, and to allow or disallow any Claim as to which an objection has been filed in whole or in part.

     (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

     (f) To issue orders in aid of execution of the Plan of Reorganization as authorized by section 1142 of the Bankruptcy Code.

     (g) To consider any amendments to or modifications of the Plan.

     (h) To cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

     (i) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

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UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
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     (j) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

     (k) To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code.

     (l) To hear any other matter not consistent with the Bankruptcy Code.

     (m) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 hereof.

     (n) To issue injunctions and effect any other actions that may be necessary or desirable to restrain any interference by any entity with the consummation or implementation of the Plan.

     (o) To enter a final decree closing these Chapter 11 Cases.

     (p) To determine any dispute under the Senior Notes Indenture or either of the Subordinated Notes Indentures, including any dispute with respect to fees and expenses.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

     13.1 Payment of Statutory Fees.

     All fees payable under Section 1930, Chapter 123, Title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with Section 2.1 hereof. The Reorganized Debtors each shall be responsible for timely payment of quarterly fees of the United States Trustee incurred pursuant to 28 U.S.C. (S)1930(a)(6). Any fees due as of the Confirmation Date will be paid in full on the Effective Date of the Plan. After confirmation, the Reorganized Debtors each shall pay quarterly fees of the United States Trustee as they become due until the Chapter 11 Cases are closed by the Bankruptcy Court. The Reorganized Debtors shall file with the Bankruptcy Court and serve on the United States Trustee a quarterly financial report for each quarter (or portion thereof) that the Chapter 11 Cases remain open in a format prescribed by the Office of the United States Trustee.

     13.2 Effectuating Documents and Further Transactions.

     Each of the Debtors and Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and

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UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
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

take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     13.3 Exemption from Transfer Taxes.

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

     13.4 Termination of Creditors' Committee.

     The appointment of the Creditors' Committee shall terminate on the later of the Effective Date and the date of the hearing to consider applications for final allowances of compensation and reimbursement of expenses.

     13.5 Amendment or Modification of the Plan.

     Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors, at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code.

     13.6 Retiree Benefits.

     On and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of Section 1114 of the Bankruptcy Code), at the level established in accordance with Section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors have obligated themselves to provide such benefits.

     13.7 Benefit Plans.

     Subject to the occurrence of the Effective Date, all Benefit Plans (other than the Employee and Director Stock Option Plans), as modified by order of the Bankruptcy Court, will survive confirmation of the Plan.

     13.8 Administrative Expenses incurred After the Confirmation Date.

     Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors, the Reorganized Debtors or

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the Creditors' Committee in the ordinary course of business and without further
Bankruptcy Court approval.

     13.9 Compliance with Tax Requirements.

     In connection with the consummation of the Plan, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements. Prior to making any distribution to any Person, the Debtors may require such Person to provide such certification or other evidence as may be reasonably necessary to establish that no withholding is required with respect to such distribution or to enable the Debtors to satisfy all such reporting requirements.

     13.10 Plan Supplement.

     Forms of the documents relating to the Reorganized Contour Certificate of Incorporation, the Reorganized Contour Bylaws, the New Senior Notes, the New Senior Notes Indenture, the guarantees thereof, the Revolving Credit Facility, the Registration Rights Agreement and all other material agreements related thereto, shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five days prior to the last day upon which holders of Claims may vote to accept or reject the Plan or on such other date as the Bankruptcy Court may establish. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Contour in accordance with Section 13.13 of the Plan.

     13.11 Severability of Plan Provisions.

     If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

     13.12 Governing Law.

     Except to the extent the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without giving effect to the principles of conflict of laws thereof.

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
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     13.13 Notices.

     All notices, requests, and demands to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                           Contour Energy Co.
                           1001 McKinney, Suite 900
                           Houston, Texas 77002
                           Attention:   Kenneth R. Sanders
                                        Rick G. Lester
                           Telephone:   (713) 652-5260
                           Telecopier:  (713) 654-2540

                           Porter & Hedges, L.L.P.
                           700 Louisiana, 35th Floor
                           Houston, Texas 77002
                           Attention:   John F. Higgins, Esq.
                                        William W. Wiggins, Esq.
                           Telephone:   (713) 226-0600
                           Telecopier:  (713) 226-0248

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
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

Dated:   Houston, Texas
         December 18, 2002

                                     Respectfully submitted,

                                     CONTOUR ENERGY CO.
                                     (for itself and on behalf of each of its affiliated Debtors)


                                     By: /s/ Kenneth R. Sanders
                                         --------------------------------------
                                         Name:  Kenneth R. Sanders
                                         Title: President and Chief
                                                Executive Officer

FIRST AMENDED DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED
PAGE 31